Exhibit 23.2

Consent of Independent Registered Public Accounting Firm for Critical Mission Solutions and Cyber & Intelligence Businesses

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Stock Incentive Plan and Employee Stock Purchase Plan of Amentum Holdings, Inc. of our report dated March 7, 2024, with respect to the combined financial statements of Critical Mission Solutions and Cyber & Intelligence Businesses of Jacobs Solutions Inc. (SpinCo) as of September 29, 2023 and for three years then ended included in the Amentum Holdings, Inc. Registration Statement on Form 10 (File No. 001-42176) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
October 4, 2024